Exhibit 99.1

News Release

Contact:	Investors - Karin Demler, (615) 263-3005
Media - Steve Owen, (615) 263-3107

CORRECTIONS CORPORATION OF AMERICA ELECTS ANNE L. MARIUCCI

TO ITS BOARD OF DIRECTORS

NASHVILLE, TENN. – December 9, 2011 – CCA (Corrections Corporation of America) (NYSE: CXW), America’s leader in partnership corrections and the nation’s largest provider of corrections management services to government agencies announced today that Anne L. Mariucci, has been elected as an independent member of CCA’s Board of Directors.

“We are very pleased to announce Anne Mariucci as our newest board member. CCA is strongly committed to finding the best people to lead our company and help our industry become an increasingly valuable component of our nation’s corrections system,” said John Ferguson, chairman of CCA’s Board of Directors. “Anne brings a significant amount of real estate knowledge and expertise as well as a strong financial background. I believe her experience, vision and leadership will provide a unique perspective and make her well suited to help oversee management’s initiatives and will benefit our organization for years to come.”

Ms. Mariucci spent the majority of her career in the large-scale community development and home building business. Anne was employed by Del Webb Corporation from 1984-2003 and served in a variety of senior management capacities, including serving as President following its merger with Pulte Homes Inc., which created the nation’s largest homebuilding company. Since 2003, Ms. Mariucci has been affiliated with the private equity firms Hawkeye Partners (Austin, Texas), Inlign Capital Partners (Phoenix, Arizona), and Glencoe Capital (Chicago, Illinois).

Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She presently serves on the Arizona Board of Regents, and is its immediate past-chairman. She also serves as a director of Southwest Gas Company, Scottsdale Healthcare, Arizona State University Foundation, and the Fresh Start Women’s Foundation. She is a past director of the Arizona State Retirement System and Action Performance Companies, as well as a past Trustee of the Urban Land Institute.

About the Company

Corrections Corporation of America is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 66 facilities, including 41 company-owned facilities, with a total design capacity of more than 90,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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